TERADATA
Raising Intelligence

CONFIDENTIAL

December 9, 2011

Dear John Dinning,

I am delighted to notify you that you have been selected for the Product Marketing & Management, VP vacancy within Teradata. I am certain that you will be a key contributor to this organization. On behalf of my team, we look forward to having you join us.

Job Title:	Product Marketing & Management, VP
Job Grade:	17
Reports To:	Scott Gnau
Anticipated Start Date:	December 19, 2011
Work Location:	San Diego, CA – CA1238

Base Salary and Incentives: Your new gross salary will be $260,000.00 annually; this equates to a weekly rate of $5,000.00.

In addition to your base salary, you will be eligible to participate in Teradata's Annual Incentive Plan (AIP). Teradata's AIP is a performance-based annual incentive program based on year-end revenue and profit results achieved by Teradata, as well as your individual performance against your business objectives. As such, AIP awards are subject to discretionary adjustment based on performance as outlined in the guidelines. You have an AIP target incentive opportunity of 30% of your eligible earnings, pro-rated for the number of months in role, which would bring your total targeted annual compensation to $338,000.00. The bonus is paid in the first calendar quarter following the plan year. The AIP calculation and payment process is fully outlined in the AIP guidelines, which are incorporated by reference.

Geo Differential: CA
In addition to your salary, you are eligible for supplemental pay (CA metro area) in the amount of $833.33 on a bi-weekly basis, or $20,000.00 on an annual basis. This amount is in addition to your base salary, is taxable, and will be treated as normal income. This supplement will be discontinued when you are no longer located in the CA area. This adder will begin when you physically move to San Diego.

Relocation:
You will be eligible for relocation benefits under Teradata's Relocation Policy. This relocation benefit includes a $25,900.00 lump sum cash payment (minus applicable taxes) and may include other payments and reimbursements. Upon acceptance of this offer your relocation process will be initiated and a relocation counselor will be in contact with you to discuss your personal relocation needs. Meanwhile, please do not incur any relocation expenses or initiate any relocation plans until you have discussed your situation with your assigned relocation counselor. Teradata will recover relocation expenses from you should you voluntarily leave Teradata within one year of your relocation. Please read the relocation repayment agreement carefully. You will be required to sign and return this agreement before any relocation funds are released. By signing this offer letter you will indicate your agreement to Teradata's stipulations about relocation expenses. In line with IRS code to receive favorable tax treatment for moving expenses paid by Teradata you must complete your relocation within 12 months of your start date.

Mortgage Subsidy:
You will be given a 5 year mortgage subsidy. AIReS pays the subsidy directly to the lender and the interest rate you pay will be reduced on a declining scale over a 5 year period. The Company will pay 5% in year one, 4% in year two, 3% in year three, 2% in year four and 1% in year five. After five years, you will assume the full note rate of the mortgage. This program is available only through the relocation department of Wells Fargo Bank. You must initiate this subsidy within 12 months from your move date to San Diego.

Home Fix-up Allowance:
You will be eligible to receive up to $1,500 for cosmetic improvements that are made to increase the marketability of your home to compete favorably in the marketplace. Improvements may include such items as painting, landscaping, carpet cleaning, etc. In order to qualify for this allowance, you must list you home with an AIReS approved real estate agent. To receive reimbursement, you'll need to submit a completed expense report, along with approved receipts. Reimbursement will be processed as soon as you've advised me that you've listed your home within the established guidelines.

Equity Awards:

Contingent upon your acceptance of this offer you will be granted an equity award with a total value of $200,000 to be delivered in Service-Based Restricted Stock Units as described below. The effective date of the grant will be the first day of the month following your start date in this position ("Equity Effective Date").

Service-Based Restricted Stock Units

On the Equity Effective Date, Teradata will grant you Service-Based Restricted Stock Units (the "Units") with a value of $200,000. The actual number of Units shall be determined by taking the value of the award and dividing it by the average closing price of Teradata common stock for the twenty (20) trading days immediately preceding, but not including, the Equity Effective Date. The result shall be rounded to the nearest whole unit.

The Units will vest in full three years from the Equity Effective Date, subject to your continued employment with Teradata at that time. The Units will be subject to standard terms and conditions determined by the Committee.

Your equity awards will be issued under the terms of Teradata's Stock Incentive Plan, which is administered by Fidelity Investments®. The specific terms and conditions relating to the award will be outlined in the award agreements contained on Fidelity's website. Within two weeks of your Equity Effective Date, your grant will be loaded to Fidelity's system. You can access your grants at www.netbenefits.fidelity.com. Please review the grant information, including the grant agreement, carefully and indicate your acceptance by clicking on the appropriate button. If you have questions about your shares you may contact the Fidelity Stock Plan Services Line directly at 1-800-429-2363. For questions that Fidelity is unable to answer, contact Teradata by email at global.compensation@teradata.com.

I believe that this position will offer you many challenges and opportunities for growth. In addition, be assured that we will provide you with support as you take on these new challenges.

Congratulations and welcome to the team! Please indicate your acceptance of this offer by signing below and returning it to the Global Staffing Organization via facsimile at 513-719-9530. We will discuss an appropriate transition upon receipt.

Teradata Relocation Repayment Agreement
(To be Completed for Permanent Transferees and New Hires)

Must be Completed and Submitted with the Offer packet to Receive Relocation Monies

Employee Name	Social Security #	Effective Date of Transfer
Transfer From (City/State)	Transfer to (City/State)	Business Phone

In accordance with my new position with the company, and pursuant to the Teradata Relocation Policy, I am eligible to receive reimbursement and/or advances for certain relocation expenses. Prior to receiving any reimbursements and/or advances, and as consideration for the payment and/or advancement of expenses, I agree to and understand the following:

- If I voluntarily terminate my employment with Teradata within one (1) year from the date of first disbursement of any relocation monies, I will repay 100% of the relocation reimbursements and allowances provided to me, including all expenses which were billed directly to Teradata.
- If I voluntarily cancel my relocation for whatever reason, I will repay all relocation reimbursements and allowances provided during the relocation process, including all expenses which were billed directly to Teradata.
- My expenses will be reimbursed in accordance with the applicable Relocation Reimbursement policy. I will complete the necessary expense forms within thirty days of incurring the expense. If I fail to complete the expense forms on a timely basis I will not be eligible for reimbursement of the expenses..
- Any dispute concerning this policy, or the application of the relocation policy or my relocation expenses, will be subject to the Dispute Resolution Policy which exists at the date of my relocation.
- This repayment provision does not constitute a contract of employment or a guarantee of employment for one year or otherwise. This Agreement does not alter or amend the other employment-related agreements I have executed. I understand that employment with Teradata is at-will at all times, including but not limited to the first year after relocation.

Employee Signature	Date
[signature]	12/10/19

I look forward to your response. Should you have any questions or need any assistance, please contact Jeanne Pierce at (858) 485-3856. Jeanne will make the necessary arrangements to ensure any additional questions you may have are addressed, so you are able to make an informed decision.

Sincerely,

Scott Gnau
Teradata Labs, President

I accept the offer at the terms described above.		I decline the offer at the terms described above.	
[signature]	12/6/11		
Signature	Date	Signature	Date